Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholder

Evergreen International Aviation, Inc.

McMinnville, Oregon

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Evergreen Helicopters, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Helicopters, Inc. and Subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in default on its debt, has negative working capital, and in addition, is a guarantor of certain of its Parent’s and a Stockholder Affiliate’s debt that is also in default at December 31, 2012. The default on the Company’s and its Parent’s debt and the resulting liquidity concerns raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

March 22, 2013

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2012

(amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$148
Accounts receivable, net	24,213
Inventories	601
Prepaid expenses and other assets	7,570
Deferred tax assets	907
Assets held for sale	2,864

Total current assets	36,303

Property and Equipment
Aircraft, aircraft engines and rotable parts	86,917
Deferred overhauls	43,626
Buildings and improvements	22,390
Construction in progress	10,170
Machinery and equipment	8,748

171,851
Accumulated depreciation of long-lived assets	(58,917)
Accumulated amortization of deferred overhauls	(20,728)

Net property and equipment	92,206

Refundable deposits	12,753
Restricted investments	1,056
Other assets	3,049

Total assets	$145,367

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$34,611
Accrued expenses and other	4,147
Debt	11,647

Total current liabilities	50,405

Other liabilities	3,872
Liability for uncertain tax positions in foreign jurisdiction	17,353
Deferred tax liabilities	1,250

Total liabilities	72,880

Commitments and contingencies (Notes 7 and 8)	—

Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding;	—
Net investment of Parent	72,487

Total stockholder’s equity	72,487

Total liabilities and stockholder’s equity	$145,367

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2012

(amounts in thousands)

Revenues from flight and support services	$201,232
Cost of flight and support services	145,332

Gross profit	55,900
Selling, general and administrative expense	21,297
Loss on disposal of leased aircraft	2,384

23,681

Income from operations	32,219
Non-operating income (expense):
Interest expense	(1,579)
Amortization of deferred finance costs	(255)
Other income	291

Total other expense	(1,543)
Income before income tax expense	30,676
Income tax expense	(13,025)

Net income	$17,651

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

Year ended December 31, 2012

(amounts in thousands, except share data)

	Common Stock		Net Investment	Total Stockholder’s
	Shares	Amount	of Parent	Equity
Balance, January 1, 2012	500	$—	$109,989	$109,989
Contributed capital (Note 10)	—	—	1,576	1,576
Net transfer to Parent	—	—	(56,729)	(56,729)
Net income	—	—	17,651	17,651

Balance, December 31, 2012	500	$—	$72,487	$72,487

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2012

(amounts in thousands)

Cash flows from operating activities:
Net income	$17,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,328
Amortization of deferred overhauls	6,136
Amortization of net gain on sale leaseback transactions	(156)
Amortization of deferred finance costs	255
Deferred income taxes	1,912
Liability for uncertain tax positions in foreign jurisdiction	3,871
Loss on disposal of leased aircraft	2,384
Contribution from stockholder affiliate for free rent	1,576
Changes in operating assets and liabilities:
Accounts receivable	2,575
Inventories	(85)
Prepaid expenses, refundable deposits and other	489
Accounts payable, accrued and other liabilities	23,642

Net cash provided by operating activities	70,578
Cash flows from investing activities:
Purchases of property and equipment and overhauls	(22,772)
Proceeds from disposal of property and equipment	8,949

Net cash used in investing activities	(13,823)
Cash flows from financing activities:
Payments on debt	(1,956)
Proceeds from earn-out from sale of subsidiary	2,000
Net transfers to Parent	(56,729)

Net cash used in financing activities	(56,685)
Net change in cash and cash equivalents	70
Cash and cash equivalents, beginning of period	78

Cash and cash equivalents, end of period	$148

Supplemental information on cash flow information:
Cash paid for:
Interest	$1,584

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

(amounts in thousands)

NOTE 1—DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“Helicopters” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest fire fighting, health services, aerial spraying, heavy lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

Helicopters own 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc.

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties: Helicopters is wholly-owned by Evergreen International Aviation, Inc., which is wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (Note 10).

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (Note 10):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.

These entities listed above are collectively referred to as the “Parent.”

Management Plans and Liquidity Assessment: At the direction of the Parent, the Company has provided funds during the year ended December 31, 2012, as reflected in net transfers to Parent in the accompanying consolidated statement of cash flows. These net transfers account for a significant portion of the Company’s cash used during the year ended December 31, 2012. In addition, the Company, as well as other affiliates, are co-guarantors of the Parent’s first and second lien credit agreements and as of December 31, 2012, Parent is in default under both the financial and non-financial covenants with these agreements due to the Parent’s lack of liquidity to make scheduled payments. At December 31, 2012, the balance of the first and second lien agreements total approximately $300,000. The Company, Parent and majority stockholder also guarantee the debt of a Stockholder Affiliate to 1st Source Bank. On March 13, 2013,

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In addition, the Company has a negative working capital of $14,102 and is in default with its mortgage and other term loans totaling approximately $11,600 at December 31, 2012.

As reflected in the accompanying consolidated financial statements, the Company had net income of $17,651 for the year ended December 31, 2012. In addition, the Company’s cash flows provided by operating activities were approximately $70,578 for the year ended December 31, 2012. However, the default on the Company’s, its Parent’s and Stockholder Affiliate’s debt and the resulting liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern.

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement with Erickson Air-Crane Incorporated (EAC), a publicly-traded company, in which EAC is to acquire all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of EAC. Closing of this transaction is expected to occur during the second calendar quarter of 2013; however, the closing is subject to various terms and conditions, and there can be no assurance that all such terms and conditions will be satisfied.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The Company’s consolidated financial statements include the accounts of Helicopters and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiaries are not significant.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property, plant and equipment, and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition: Helicopters generates flight revenue under service contracts that range in term from less than one year to five years. Helicopters typically charges by the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. Helicopters frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by Helicopters includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, are deferred and amortized over the term of the contract.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

Cash and Cash Equivalents: The Company classifies as cash and cash equivalents those short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased.

Restricted Investments: The Company maintains restricted investments in certificate of deposit accounts at December 31, 2012, supporting letters of credit required for aircraft leases with contractual lease terms through 2019 that are held by the Company’s Parent. These investments are classified as held to maturity and are stated at cost which approximates market with an average term to maturity of less than one year (November 2013). The Company plans to extend the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, these restricted investments have been reflected as non-current on the consolidated balance sheet at December 31, 2012.

Accounts Receivable, Net: Accounts receivable, net consists of amounts billed to customers, net of an allowance for uncollectible accounts for losses that may result from the inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the general collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience. The December 31, 2012 accounts receivable balance of $24,213 is reported net of an allowance for doubtful accounts of approximately $100. Interest is not normally charged on receivables.

Inventories : The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance/fuel are charged to operations when used. All other inventories are charged to operations when sold.

Refundable Deposits: The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments.

Assets Held for Sale: The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

Property and Equipment: Property and equipment is recorded at cost. The Company depreciates its property and equipment down to estimated residual values utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for its primary property and equipment classes are as follows:

•	Aircraft, aircraft engines, and rotable assets 5 to 20 years

•	Machinery and equipment 3 to 7 years

•	Buildings and improvements 10 to 40 years

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

When the Company sells or otherwise disposes of property or equipment, the remaining carrying amount is charged to income.

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small Fixed-Wing Aircraft and Helicopters: The cost of major overhaul components is not amortized separately, but depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls are capitalized and amortized over the estimated operating hours, generally a period of five years or less.

Rotable Assets: The cost of rotable asset overhauls is segregated and amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and then amortizes these costs over the estimated useful lives of the overhauls, generally a period of five years or less. The cost of repairing rotable assets is expensed as incurred.

Amortization of overhauls and depreciation of property and equipment for the year ended December 31, 2012 was approximately $6,136 and $10,328, respectively.

Impairment of Long-Lived Assets: The Company annually, or as required, evaluates the recoverability of its long-lived assets, primarily aircraft and other property and equipment. The Company evaluates recoverability when events and circumstances indicate that the net carrying value of its long-lived assets may not be recoverable.

The Company recognizes an impairment loss when the sum of the undiscounted cash flows estimated to be generated by its long-lived assets is less than the assets’ net carrying value. Based on its analyses, at December 31, 2012, there was no asset impairment required.

Leased Aircraft—Overhauls and Lease Return Condition Costs: The Company accounts for the overhaul and lease return condition costs of its leased aircraft in accordance with the applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes for its leased aircraft. The Company then amortizes such capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, generally a period of five years or less, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions: The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company has computed total tax expense and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are computed based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement).

If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used. The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company has evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position. During the period, the Company recorded taxes, interest and penalties of $3,871 of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest (Note 5). In the event the foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before February 28, 2009, and State jurisdictions that remain subject to examination range from February 28, 2009 to December 31, 2012. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $2,183 for interest and penalties for the year ended December 31, 2012 relating to uncertain tax positions (See Note 5).

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

Loss Contingencies: Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers: Revenue generated under various contracts with agencies of the U.S. government accounted for approximately 48% of the Company’s total revenues as of December 31, 2012. Revenue as subcontractor for government contractors is 43% of the Company’s total revenue. Amounts receivable from these agencies were approximately $23,656 at December 31, 2012. Of these governmental contracts, one governmental agency accounted for 28% and one subcontractor arrangement accounted for 33% of the Company’s total revenues as of December 31, 2012 with accounts receivable of 27% and 37% respectively.

Foreign Currency Transactions: The Company has certain vendor payable transactions denominated in foreign currencies. Foreign currency transaction gains and losses (transactions denominated in a currency other than local currency) are generally included in other income (expense). For the year ended December 31, 2012, the Company recognized $20 of losses on foreign currency.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to credit risk are primarily cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalent deposits at December 31, 2012, were primarily with two financial institutions. The Company grants credit to customers throughout the world. Its primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of this customer base is derived from its geographical diversity and from its long history of payment on services provided. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

Subsequent Events: The Company has performed an analysis of the activities and transactions subsequent to the fiscal year end to determine the need for any adjustments to or disclosure within the consolidated financial statements for the year December 31, 2012. Management has performed their analysis through March 22, 2013, the date the financial statements were available to be issued.

As further disclosed in Notes 1, 8 and 10, on March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. The Company, Parent and majority stockholder guarantee the 1st Source Bank debt.

NOTE 3—SALE OF SUBSIDIARY

On September 27, 2010, the Company sold substantially all of the assets of its subsidiary Evergreen Unmanned Systems, Inc. (“EUS”) to an unrelated party. The agreement provided for additional payments of up to $4,000 pursuant to an earn-out provision to be measured at February 29, 2012 and February 28, 2011. Certain of the defined earnings targets were determined to be met at December 31, 2011. Therefore, the Company was entitled to additional payments of $2,000, which were received in April 2012.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 4—DEBT

Mortgage Loan: The Company has entered into a 10-year term mortgage ($8,800 balloon in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At December 31, 2012, the outstanding balance was $10,934. Interest is variable and determined at the five year treasury plus 2.75% (minimum 5.25%) and shall adjust in June 2014. The effective interest rate on this mortgage was 5.25% as of December 31, 2012. Principal and interest payments of $70 are due monthly.

Other Term Loans: The Company has entered into various term loans, one of which is collateralized by a specific aircraft, and which matures at various dates through 2014. At December 31, 2012, the Company had an outstanding balance of $700 and requires monthly interest and principal payments of $21. Interest rates under these term loans are fixed at rates ranging up to 10.3%.

The Company is in default with the above loans due to lack of liquidity resulting in the Company not meeting scheduled payments. As such, the outstanding balance at December 31, 2012 has been reflected as a current liability. At the discretion of the lenders, the Company is subject to default interest rates.

Stockholder Affiliate Guarantee: The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 7 and 10. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank as further discussed in Notes 1, 2, 8 and 10. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100.

Parent Company Debt: The Company is a guarantor on a term and line of credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent. This debt has not been reflected in the Company’s consolidated financial statements since the debt was not used to purchase the Company and the Company’s cash flow from operations and financial position does not necessitate borrowings under the agreements. The Company’s assets also serve as collateral for the Parent’s loans.

As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. All Helicopters owned assets serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien and Second Lien loans were $174,779 and $119,157 at December 31, 2012, respectively.

Refer to Note 1, Management’s Plan and Liquidity Assessment for further discussions.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 5—INCOME TAXES

The Company has computed current and deferred taxes using a separate return method. The operations of the Company are included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company is included in the consolidated tax return filing with Holdings; however, the Company has computed current and deferred taxes using a separate company approach. As a result of cash not being settled between subsidiary and Parent for the current taxes due on a separate return method, the current payable has been settled through the Net Investment of Parent as shown in the tabular Note 10 disclosure.

The components of the income tax expense as of December 31, 2012 are as follows:

Current:
Federal	$6,654
State	588
Unpaid foreign, interest and penalties	3,871

11,113

Deferred:
Federal	1,689
State	223

1,912

Total	$13,025

The following table presents the tax effects of the temporary differences that gave rise to the deferred tax assets and deferred tax liabilities at December 31, 2012:

Deferred tax assets
Accrued liabilities	$858
Prepaid items	12
Foreign tax credit indirect benefit of UTB	10,491
Federal indirect benefit of UTB interest	1,483
Accounts Receivable	37

Total deferred tax assets ($907 current and $11,974 noncurrent)	12,881

Deferred tax liabilities
Property and equipment	(13,247)
Goodwill and other	23

Total deferred tax liabilities ($0 current and $13,224 noncurrent)	(13,224)

Net deferred tax liabilities	$(343)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The reconciliation between the effective tax rate and the federal statutory rate on net income is as follows:

Income tax expense computed at statutory rate	$10,735	35.00%
State income taxes, net of federal effect	605	1.97%
Unrecognized tax benefits, net of corresponding benefit	1,567	5.11%
Other, primarily permanent differences	118	0.38%

Income tax expense	$13,025	42.46%

The following table presents the Company’s unrecognized tax benefits at December 31, 2012;

Balance at beginning of period	$13,482
Gross increases based on current year positions	1,688
Gross decreases in tax positions	—
Interest and penalties	2,183

Balance at end of period	$17,353

NOTE 6—EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

The Company made contributions of approximately $300 for the year ended December 31, 2012. The Company did not make any discretionary contributions during year.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 7—COMMITMENTS

Operating Leases: The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the majority stockholder as further discussed in Note 10. Rental commitments under non-cancelable operating leases having an original term of one year or more at December 31, 2012, are as follows:

	Stockholder Affiliates	Others	Total
2013	$3,170	$24,455	$27,625
2014	3,170	24,384	27,554
2015	2,732	22,101	24,833
2016	1,854	13,812	15,666
2017	—	9,492	9,492
Thereafter	—	10,709	10,709

Total	$10,926	$104,953	$115,879

The Company maintains several leases on a month-to-month basis. Total rent expense for the year ended December 31, 2012 approximated $36,079, including Stockholder Affiliates rent expense of approximately $10,061.

During 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October, 1 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. As of December 31, 2012, Helicopters recorded a deferred lease liability of approximately $1,200. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3,500 to an affiliate related to their leases with lessor.

Advance Payments: The Company makes advanced payments for overhauls of aircraft engines. As of December 31, 2012, the Company paid approximately $708 of non-refundable deposits to various vendors for engine overhauls. The Company reflected these deposits as non-current in other assets on the consolidated balance sheet at December 31, 2012.

NOTE 8—LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank: The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 7 and 10. The majority stockholder, Parent and Company guarantee the Stockholder Affiliate’s debt related to these specific aircraft. During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. See Note 1, Management Plans and Liquidity Assessment, and Note 2, Subsequent Events, and Notes 4 and 10 for further discussions.

Priority 1 Air Rescue Services: In November 2012, Priority 1 brought breach of contract claims against Helicopters related to two subcontracts between Priority 1 and Helicopters. The suit alleges that Helicopters failed to pay invoices for work in the amount of approximately $704. It also claims additional amounts for consequential damages and interest resulting in a total claim of approximately $2,044. Helicopters responded to the complaint in December 2012 and denied the allegations. Management, after consultation with counsel, has determined the range of loss to be between $475 and the total claim amount. The Company has recorded in accounts payable $475 at December 31, 2012.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

Fortis Lease Deutschland GmbH: In 2011, a third party, Cypress Financial Corporation, purchased two helicopters from Fortis on Helicopters’ behalf and subsequently leased them to the Company. Fortis is demanding payment of approximately 817 euro (approximately $1,078) in damages for the amount of valued-added-tax (VAT) levied on the purchase price of the helicopters plus interest. Management is currently working with Cypress and Fortis to resolve the matter and believes the transaction should be exempt from VAT. Legal counsel estimates a range of potential loss between 880 euro (approximately $1,162) and approximately 1,000 euro (approximately $1,320) prior to any refund of the VAT. Management does not believe there is any direct financial impact relating to this case and has not accrued for any potential loss. However, no assurance may be given regarding the ultimate ability of Helicopters to receive the VAT refund until foreign tax authorities approve and remit the proceeds.

Agusta Westland: On July 17, 2012, Agusta Westland delivered a notice to the Company demanding immediate payment for alleged amounts owed for aircraft parts and technical assistance provided since 2006. Helicopters is in the process of reconciling the amount owed with Agusta and is currently negotiating a payment plan for past due amounts. The total amount recorded in accounts payable at December 31, 2012 is approximately $2,221, which is the amount Helicopters believes to be currently owed.

DivLend Equipment Leasing: On December 7, 2012, DivLend filed a lawsuit for $14,513 against Helicopters and the Parent for failure to make timely payments on helicopter leases and alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was up to date on payments through November 2012, and therefore, has recorded in accounts payable the December 2012 payments of $253. Helicopters believes this is the only portion of the suit it is liable for and intends to vigorously defend this case.

State of Arizona—Superfund: Helicopters, among others, is a defendant in an environmental investigation relating to two separate Superfund clean-up sites in Arizona. Management is currently monitoring the case as it is in preliminary stages and plans to engage outside counsel with area expertise if the case develops further. The outcome of the lawsuit is unknown, but Helicopters intends to contest the case vigorously. However, no assurance may be given regarding the ultimate outcome of these claims.

Other Matters: Helicopters is involved in various claims and legal proceedings of a nature considered normal to its business. While it is not feasible to predict or determine the financial outcome of each proceeding, management does not believe that the proceedings will result in a material adverse effect on the Company’s financial position, results of operations, or liquidity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 9—FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate debt approximates fair value because variable interest rates closely correlate to changes in market conditions, including default interest rates. The Company’s fixed-rate debt balances as of December 31, 2012 were approximately $700 representing other term loans (Note 4). The Company believes that the fair value of the fixed-rate debt approximates its carrying value.

NOTE 10—RELATED PARTY TRANSACTIONS

Transactions with the Parent: The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. Helicopters recognizes revenue for the Parent’s use of two aircraft for company travel. Flight revenue is recognized for actual flight hours, and support services revenue is recognized for additional amounts incurred. The Company also sold aircraft parts to the Parent throughout the year.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of Helicopters. The amount incurred for these services was $737 for the year ended December 31, 2012 and are included in administrative and operational expenses in the below table. These expenses have been allocated on the basis of headcount or by other measures.

These allocations may not, however, reflect the expense the Company would have incurred as an independent business for the period presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The Company is also a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. This debt has not been reflected in the Company’s consolidated financial statements as further discussed in Note 4. In addition, the Parent guarantees certain Company non-related party lease payment arrangements (Note 7).

Transactions with Stockholder Affiliates: Helicopters leases several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 on all its aircraft leases, including month-to-month leases, from a Stockholder Affiliate. The Company reflected this free rent as contributed capital as the contractual lease obligations for this period were forgiven.

The Company has determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is a variable interest entity (VIE). However, the Company does not have the ability to direct the activities of the Stockholder Affiliate, and therefore, the Company is not the primary beneficiary of the Stockholder Affiliate. Accordingly, the Company has not included the Stockholder Affiliate’s results of operations and financial condition in the Company’ consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliates under the First and Second Lien Agreements (Note 4). The Company has determined that its maximum exposure relative to the VIE is as follows:

Guarantee of 1st Source Bank debt on leased assets	$10,100
Accounts receivable	234
Prepaid expenses and other assets	178
Refundable deposits	3,456

$13,968

Subsequent to December 31, 2012, as discussed in Notes 1, 2, 4, and 8, this same Stockholder Affiliate is in default on installment payments to 1st Source Bank of approximately $10,100, which the Company guarantees. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and prepaid and other assets at December 31, 2012 will be collectible or realized.

Parent Investment in the Company: It is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of Helicopters.

All significant intercompany transactions between the Parent and Helicopters have been included in these consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statement of cash flows as a financing activity and in the consolidated statement of stockholder’s equity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

	Parent	Stockholder Affiliates
As of:
Short-term:
Accounts receivable	$—	$234
Prepaid expenses and other assets	—	178
Refundable deposits	—	3,456
Accounts payable	—	(663)

For the year ended:
Revenues from flight and support services	(5,696)	—
Health and medical insurance and benefits	3,813	—
Employee benefit contributions	1,504	—
Workers’ compensation and Defense Base Act insurance premiums	1,045	—
Aircraft insurance premiums	7,390	—
Purchases and commissions	1,751	—
Administrative and operational expenses	7,633	—
Current income taxes payable, excluding UTB	7,242	—
Lease and rental payments	—	10,061

Total	24,682	10,061
Net cash transferred	(81,411)	—

Net transfer to Parent	$(56,729)

Contributed capital for free rent periods		$1,576

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholder

Evergreen Helicopters, Inc.

McMinnville, Oregon

We have audited the accompanying consolidated balance sheets of Evergreen Helicopters, Inc. and subsidiaries (the “Company”) as of February 29, 2012 and February 28, 2011, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years ended February 29, 2012, February 28, 2011 and February 28, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 29, 2012 and February 28, 2011, and the results of its operations and its cash flows for each of the years ended February 29, 2012, February 28, 2011 and February 28, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company, and other affiliates, are guarantors of certain debt obligations of the parent company and a stockholder affiliate. Subsequent to February 29, 2012, the parent company and a stockholder affiliate defaulted on the terms and covenants of debt guaranteed by the Company. The Company is also in default on certain of its debt obligations. The ultimate outcome, and the impact of continuing defaults, on these obligations and the Company’s financial position, is uncertain.

/s/ GHP HORWATH, P.C.

Denver, Colorado
March 22, 2013

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

February 29, 2012 and February 28, 2011

(amounts in thousands)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$174	$127
Accounts receivable, net	27,321	17,284
Inventories	519	566
Prepaid expenses and other assets	7,387	8,761
Refundable deposits	2,807	6,425
Deferred tax assets	1,455	2,498

Total current assets	39,663	35,661

Property and equipment:
Aircraft, aircraft engines and rotable parts	85,597	86,675
Deferred overhauls	40,469	34,909
Buildings and improvements	23,380	26,989
Machinery and equipment	8,206	7,458
Construction in progress	4,779	7,068

	162,431	163,099
Accumulated depreciation of long-lived assets	(53,916)	(48,868)
Accumulated amortization of deferred overhauls	(16,414)	(13,865)

Net property and equipment	92,101	100,366

Deposits	16,529	13,221
Assets held for sale	3,226	—
Restricted investments	1,054	—
Other assets	116	713

	20,925	13,934

Total assets	$152,689	$149,961

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$20,974	$16,221
Accrued expenses and other	4,941	2,350
Current portion of long-term debt	594	2,036

Total current liabilities	26,509	20,607

Other liabilities	1,402	3,324
Liability for uncertain tax positions in foreign jurisdiction	14,125	10,831
Deferred tax liabilities	3,902	6,023
Long-term debt, net of current maturities	11,541	13,427

	30,970	33,605

Total liabilities	57,479	54,212

Commitments and contingencies

Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding	—	—
Net investment of Parent	95,210	95,749

Total stockholder’s equity	95,210	95,749

Total liabilities and stockholder’s equity	$152,689	$149,961

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands)

	2012	2011	2010
Revenues from flight and support services	$169,515	$118,462	$123,377
Cost of flight and support services	(118,824)	(84,652)	(104,696)

Gross profit	50,691	33,810	18,681

Operating expenses:
Selling, general and administrative expense	25,838	21,594	21,375
Impairment charges	3,023	397	10,664

	28,861	21,991	32,039

Income (loss) from operations	21,830	11,819	(13,358)

Non-operating income (expense):
Interest expense	(1,166)	(1,779)	(2,539)
Other, net	(1,667)	7,072	(173)

	(2,833)	5,293	(2,712)

Income (loss) before income taxes	18,997	17,112	(16,070)
Income tax (expense) benefit	(8,165)	(7,510)	4,815

Income (loss) from continuing operations	10,832	9,602	(11,255)

Discontinued operations:
Income from discontinued operations, net of tax	—	415	444
Gain on disposal of discontinued operations, net of tax	1,261	7,422	—

Income from discontinued operations	1,261	7,837	444

Net income (loss)	$12,093	$17,439	$(10,811)

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands, except share data)

	Common stock		Net investment	Total stockholder’s
	Shares	Amount	of Parent	equity
Balances at March 1, 2009	500	$—	$93,069	$93,069
Net transfer to Parent			(2,672)	(2,672)
Net loss			(10,811)	(10,811)

Balances at February 28, 2010	500	—	79,586	79,586
Net transfer to Parent			(1,276)	(1,276)
Net income			17,439	17,439

Balances at February 28, 2011	500	—	95,749	95,749
Net transfer to Parent			(14,208)	(14,208)
Contributed capital			1,576	1,576
Net income			12,093	12,093

Balances at February 29, 2012	500	$—	$95,210	$95,210

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$12,093	$17,439	$(10,811)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,444	13,351	14,756
Provision for losses on accounts receivable	788	842	427
Impairment charges	3,023	397	10,664
Loss (gain) on sale of property and equipment	4,919	(1,969)	(10,931)
Contribution from stockholder affiliate for free rent	1,576	—	—
Gain on disposal of discontinued operations	(1,261)	(7,422)	—
Deferred income taxes	(339)	(3,053)	(2,739)
Liability for uncertain tax positions in foreign jurisdiction	3,294	2,875	3,403
Gain on legal settlements	—	(6,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(11,209)	(362)	(5,955)
Inventory	47	152	870
Prepaid expenses, deposits and other	3,022	(13,229)	(3,786)
Accounts payable, accrued and other liabilities	5,422	(857)	2,041

Net cash provided by (used in) operating activities	36,819	2,164	(2,061)

Cash flows from investing activities:
Purchases of property, equipment and overhauls	(29,638)	(19,212)	(18,922)
Proceeds from disposal of property and equipment	8,402	3,317	23,555
Proceeds from legal settlement	—	6,000	—
Proceeds from sale of discontinued operations, net of transaction costs	2,000	12,384	—

Net cash (used in) provided by investing activities	(19,236)	2,489	4,633

Cash flows from financing activities:
Proceeds from long-term debt	—	—	3,425
Payments on long-term debt	(3,328)	(3,358)	(3,650)
Net transfers to Parent	(14,208)	(1,276)	(2,672)

Net cash used in financing activities	(17,536)	(4,634)	(2,897)

Net increase (decrease) in cash and cash equivalents	47	19	(325)
Cash and cash equivalents, beginning of year	127	108	433

Cash and cash equivalents, end of year	$174	$127	$108

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,166	$1,779	$2,442

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 1.	DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“Helicopters” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest fire fighting, health services, aerial spraying, heavy lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

Helicopters owns 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc.

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties: Helicopters is wholly-owned by Evergreen International Aviation, Inc., which is wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (Note 11):

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (Note 11):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.; through the date of disposal (May 27, 2011)

The entities listed above are collectively referred to as the “Parent”.

Management’s Plans and Liquidity Assessment: At the direction of the Parent, the Company has provided funds to the Parent for fiscal years 2010 through 2012, as reflected in net transfers to Parent in the accompanying consolidated statements of cash flows (Note 11). These net transfers account for a significant portion of the Company’s cash used during the periods. In addition, the Company, as well as other affiliates, are co-guarantors of the Parent’s first and second lien credit agreements, and as of December 31, 2012, the Parent is in default under both the financial and non-financial covenants with these agreements due to the Parent’s lack of liquidity to make scheduled payments. At December 31, 2012, the balance of the first and second lien agreements total approximately $300,000. The Company, Parent and majority stockholder also guarantee the debt of a Stockholder Affiliate to a bank. On March 13, 2013, this

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In addition, the Company is in default on its mortgage and other term loans at December 31, 2012 (Note 4).

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement with Erickson Air-Crane Incorporated (EAC), a publicly-traded company in which EAC is to acquire all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of EAC. Closing of this transaction is expected to occur during the second calendar quarter of 2013; however, the closing is subject to various terms and conditions, and there can be no assurance that all such terms and conditions will be satisfied. Should this transaction not be completed, there is uncertainty as to the ultimate outcome of continuing defaults on both the Parent and Company debt obligations, and the Company will need to seek other restructuring and financing options, if any. The lenders’ rights and remedies provide for foreclosure on security for these debt obligations in default, as defined, and the ultimate impact to the Company could be severe.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation: The Company’s consolidated financial statements include the accounts of Helicopters and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiary are not significant.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property and equipment, and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition: Helicopters generates flight revenue under service contracts that generally range in term from less than one year to five years. Helicopters typically charges by the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. Helicopters frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by Helicopters includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, are deferred and amortized over the term of the contract.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

Cash and Cash Equivalents: The Company classifies as cash and cash equivalents those short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased.

Restricted Investments: The Company maintains restricted investments in certificate of deposit accounts at February 29, 2012, supporting letters of credit required for aircraft leases held by the Company’s Parent through 2019. These investments are classified as held to maturity and are stated at cost, which approximates market with an average term to maturity of less than one year (March 2012). The Company extended the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, these restricted investments have been reflected as non-current on the consolidated balance sheet at February 29, 2012.

Accounts Receivable, net: Accounts receivable, net, consists of amounts billed to customers, net of an allowance for uncollectible accounts for losses that may result from the inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the general collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience. At February 29, 2012 and February 28, 2011, the allowance for doubtful accounts receivable was $700 and $1,500, respectively. Interest is not normally charged on receivables.

Inventories: The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance/fuel are charged to operations when used. All other inventories are charged to operations when sold.

Deposits: The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments. The Company also periodically makes deposits on aircraft purchase commitments which may be non-refundable.

Assets Held for Sale: The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

Property and Equipment: Property and equipment is recorded at cost. The Company depreciates property and equipment down to estimated residual values utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for primary property and equipment classes are as follows:

• Aircraft, aircraft engines, and rotable assets	5 to 20 years

• Machinery and equipment	3 to 7 years

• Buildings and improvements	10 to 40 years

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

When the Company sells or otherwise disposes of property or equipment, the remaining carrying amount is charged to income.

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small fixed-wing aircraft and helicopters: The cost of major overhaul components is not separately amortized, but depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls are capitalized and amortized over the estimated operating hours, generally a period of five years or less.

Rotable assets: The cost of rotable asset overhauls is segregated and amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and then amortizes these costs over the estimated useful lives of the overhauls, generally a period of five years or less. The cost of repairing rotable assets is expensed as incurred.

Amortization of overhauls and depreciation of property and equipment for fiscal years 2012, 2011 and 2010, was approximately $15,400, $13,400 and $14,800, respectively.

Impairment of Long-Lived Assets: The Company annually, or as required, evaluates the recoverability of long-lived assets, primarily aircraft and other property and equipment. The Company evaluates recoverability when events and circumstances indicate that the net carrying value of long-lived assets may not be recoverable. The Company recognizes an impairment loss when the sum of the undiscounted cash flows estimated to be generated by long-lived assets is less than the assets’ net carrying value.

During fiscal years 2012, 2011 and 2010, the Company recorded impairment charges of $3,023, $397 and $10,664, respectively. The fiscal year 2012 impairment charge represented the write down of property and equipment related to an airbase the Company was developing in the Caribbean. Management made a decision to impair these assets based on the results of an assessment as to the future economic viability of these assets, which indicated that future cash flows from these assets were not sufficient to recover their net carrying value. The 2011 and 2010 impairment charges were related to helicopter aircraft. The aircraft were evaluated for impairment based on decreased utilization over the previous year. During the assessment, management considered (i) the operating results for each of the aircraft, (ii) current trends and future prospects, and (iii) the effects of obsolescence, customer demand, competition, and other economic factors. Based upon the assessment, management determined that the expected cash flows from these assets were not sufficient to recover the net carrying value of the assets, and therefore these assets were impaired. The Company reduced the net carrying value of these assets to reflect the fair values of the assets, which was determined primarily through cash flow models.

Leased Aircraft—Overhauls and Lease Return Condition Costs: The Company accounts for overhaul and lease return condition costs of leased aircraft in accordance with applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes for leased aircraft. The Company then amortizes such

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, generally a period of five years or less, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions (UTP): The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company has computed total tax expense (benefit) and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are computed based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement).

If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used. The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company has evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position. During fiscal years 2012, 2011 and 2010, the Company recorded taxes, interest and penalties of $3,294, $2,875 and $3,403 of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest (Note 6). In the event foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before February 28, 2009, and State jurisdictions that remain subject to examination range from February 28, 2009 to February 29, 2012. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $1,833, $1,535 and $1,305 for interest and penalties for fiscal years 2012, 2011 and 2010, respectively, relating to uncertain tax positions. (See Note 6).

Loss Contingencies: Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers: Revenues generated under various contracts with agencies of the U.S. government accounted for approximately 61%, 66% and 44% of the Company’s total revenues for fiscal years 2012, 2011 and 2010, respectively. Revenue generated as a subcontractor for government contractors accounted for 29%, 18% and 21% of the Company’s total revenue for fiscal years 2012, 2011 and 2010, respectively. Amounts receivable from these agencies were approximately $27,105 and $17,837 at February 29, 2012 and February 28, 2011, respectively.

Of these governmental contracts, one governmental agency accounted for 35%, 33% and 11% of total revenue for fiscal years 2012, 2011 and 2010, respectively. The same government agency accounted for 34% and 52% of accounts receivable as of February 29, 2012 and February 28, 2011, respectively. Another governmental agency accounted for 16%, 19% and 15% of total revenue for fiscal years 2012, 2011 and 2010, respectively. The same agency accounted for 11% and 24% of accounts receivable as of February 29, 2012 and February 28, 2011, respectively.

Additionally, one subcontractor arrangement accounted for 18% of total revenue for fiscal year 2012, and represented 34% of the accounts receivable balance at February 29, 2012, and another subcontractor arrangement accounted for 11%, 15% and 21% of total revenue for fiscal years 2012, 2011 and 2010, respectively. This same customer accounted for 12% of accounts receivable at February 29, 2012.

Foreign Currency Transactions: The Company has certain vendor payable transactions denominated in foreign currencies. Foreign currency transaction gains and losses (transactions denominated in a currency other than local currency) are generally included other income (expense).

Concentration of Credit Risk: Financial instruments that potentially subject the Company to credit risk are primarily cash and cash equivalents and accounts receivable. The Company’s

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

cash and cash equivalent deposits at February 29, 2012 and February 28, 2011, were primarily with two financial institutions. The Company grants credit to customers throughout the world. Its primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of this customer base is derived from its geographical diversity and from its long history of payment on services provided. The Company evaluates each customer’s credit worthiness on a caseby-case basis.

Subsequent Events: The Company has performed an analysis of the activities and transactions subsequent to the fiscal year end to determine the need for any adjustments to or disclosure within the accompanying consolidated financial statements. Management has performed their analysis through March 22, 2013, the date the consolidated financial statements were available to be issued.

As further disclosed in Notes 1, 9 and 11, on March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. The Company, Parent and majority stockholder guarantee the 1st Source Bank debt.

NOTE 3.	DISCONTINUED OPERATIONS

In fiscal year 2011, management implemented a plan to dispose of the Company’s 100%-owned subsidiary, Evergreen Unmanned Systems, Inc. (“EUS”). Under applicable accounting standards, this subsidiary met the definition of a component of an entity to be presented as discontinued operations, net of income tax, in the Company’s consolidated statements of operations. All prior periods have been reclassified to present this subsidiary as discontinued operations. Financial information in the consolidated financial statements and notes to the financial statements has also been revised to reflect the results of continuing operations for all periods presented.

On September 27, 2010, the Company sold substantially all of the assets of (“EUS”) to a third-party buyer. EUS operated unmanned (drone) aircraft, concentrated on commercial unmanned aerial surveillance with both maritime and land-based operations. The sale price was $13,400 cash, which was received at closing, and which was used to reduce the amounts outstanding under the Parent First and Second Lien Credit Agreements. In addition to the cash received at closing, the sales agreement also provided for additional payments pursuant to an earn-out provision. The terms of the earn-out provided for additional payments up to $4,000 through fiscal year 2012, subject to the achievement of certain defined earnings targets. Certain of these targets were met in 2012, and the Company was entitled to additional payments of $2,000. This amount (which was received in April 2012) is accrued at February 29, 2012, and is included in gain on disposal of discontinued operations for fiscal year 2012.

In fiscal year 2011, a gain of approximately $7,400 was realized on the sale, net of expenses and fees of approximately $1,000 and an income tax provision of approximately $3,600. For fiscal year 2012, a gain of approximately $1,200 was recorded as a result of the contingent earn out provision, net of an income tax provision of $739.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The operating results from EUS’ discontinued operations for fiscal year 2010 and from March 1, 2010 through September 27, 2010 (the date of the sale), are as follows:

	March 1, 2010 through September 27, 2010	March 1, 2009 through February 28, 2010
Support services and other revenue	$3,967	$4,960
Operating expenses	(3,280)	(4,208)

Loss before income taxes	687	752
Income tax expense	(272)	(308)

Income from EUS	$415	$444

NOTE 4.	DEBT

Mortgage Loan: The Company has entered into a 10-year term mortgage ($8,800 balloon in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At February 29, 2012 and February 28, 2011, the outstanding balance was $11,200 and $11,400, respectively. Interest is variable and determined at the five-year treasury rate plus 2.75% (minimum 5.25%) and shall adjust in June 2014. The effective interest rate on this mortgage was 5.25% as of February 29, 2012. Principal and interest payments of $70 are due monthly.

Other Term Loans: The Company has entered into various term loans, some of which are collateralized by a specific aircraft, and which mature through 2014. At February 29, 2012 and February 28, 2011, the outstanding balances were $900 and $3,900, respectively. Interest rates under these term loans are fixed at rates ranging up to 10.3%.

Subsequent to February 29, 2012, the Company defaulted on making scheduled payments on the above mortgage and other term loans due to lack of liquidity. At the discretion of the lenders, the Company is subject to default interest rates.

Stockholder Affiliate Guarantee: The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 8 and 11. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank as further discussed in Notes 1, 2, 9 and 11. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

Parent Company Debt: The Company is a co-guarantor on a $370,000 credit facility with third-party lenders, consisting of a term and line-of-credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent, of which the First Lien was scheduled to mature June 2015, and the Second Lien was scheduled to mature September 2015. This debt has not been reflected in the Company’s consolidated financial statements since the debt was not used to purchase the Company, and the Company’s cash flows from operations and financial position does not necessitate borrowings under the agreements. The Company’s assets also serve as collateral for the Parent’s loans.

At December 31, 2012, the Parent is in default under both the financial and non-financial covenants of these agreements. All Helicopters owned assets serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien and Second Lien loans were $189,250 and $114,209, respectively, at February 29, 2012 ($174,779 and $119,157, respectively, at December 31, 2012).

Refer to Note 1, Management’s Plans and Liquidity Assessment for further discussion.

Annual maturities of debt for years ending after February 29, 2012, are as follows:

Fiscal year ending	Amount
2013	$594
2014	581
2015	555
2016	426
2017	332
Thereafter	9,647

Total	$12,135

NOTE 5.	NON-OPERATING INCOME (EXPENSE)

	2012	2011	2010
Foreign currency exchange (loss) gain	$(24)	$2	$(271)
Gain on legal settlement	—	6,000	—
Gain on insurance settlement	962	1,061	—
Loss on asset disposals	(2,630)	—	—
Interest income and other	25	9	98

	$(1,667)	$7,072	$(173)

During fiscal year 2011, the Company was awarded $6,000 in a settlement of existing litigation, for which the Company recorded a receivable at February 28, 2011, and recognized a gain of $6,000. This amount was fully collected in fiscal year 2012.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 6.	INCOME TAXES

The Company has computed current and deferred taxes using a separate return method. The operations of the Company are included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company is included in the consolidated tax return filing with Holdings; however, the Company has computed current and deferred taxes using a separate company approach. As a result of cash not being settled between subsidiary and Parent for the current taxes due on a separate return method, the current payable has been settled through the Net Investment of Parent as shown in the tabular Note 11 disclosure.

The components of income tax (expense) benefit for continuing operations are as follows for fiscal years 2012, 2011 and 2010:

	2012	2011	2010
Current:
Federal	$(4,760)	$(6,993)	$5,041
State	(450)	(695)	438
Unpaid foreign, interest and penalties	(3,294)	(2,875)	(3,403)

	(8,504)	(10,563)	2,076

Deferred:
Federal	309	2,758	2,536
State	30	295	203

	339	3,053	2,739

	$(8,165)	$(7,510)	$4,815

The current income tax payable to Holdings at February 29, 2012 and February 28, 2011, (included within net transfer to Parent) was $5,210 and $7,688. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at February 29, 2012 and February 28, 2011, are presented below:

	2012	2011
Current deferred tax assets (liabilities):
Accounts receivable	$255	$546
Prepaid items	(409)	(143)
Accrued liabilities	1,609	2,095

	1,455	2,498

Non-current deferred tax assets (liabilities):
Property and equipment	(13,956)	(14,452)
Foreign tax credit indirect benefit of UTB	9,085	7,624
Federal indirect benefit of UTB interest	969	805

	(3,902)	(6,023)

	$(2,447)	$(3,525)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The reconciliation between the effective tax rate and the federal statutory rate applicable to continuing operations is as follows:

	2012	2011	2010
Income tax expense (benefit), statutory rate	$35%	$35%	$(35%)
State income taxes, net of federal effect	2%	2%	(2%)
Unrecognized tax benefits, net of corresponding benefit	6%	6%	7%
Other, including permanent differences	—	1%	—

Income tax expense (benefit), effective rate	$43%	$44%	$(30%)

The following table presents the Company’s unrecognized tax benefits (liability for uncertain tax positions) as of and for the fiscal years ended 2012, 2011 and 2010:

	2012	2011	2010
Balance at beginning of period	$10,831	$7,956	$4,553
Gross increases based on current year positions	1,461	1,340	2,098
Gross decreases in tax positions	—	—	—
Interest and penalties	1,833	1,535	1,305

Balance at end of period	$14,125	$10,831	$7,956

NOTE 7.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

For fiscal years 2012, 2011 and 2010, the Company contributed $800, $900 and $900, respectively.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 8.	COMMITMENTS

Operating leases: The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the majority stockholder as further discussed in Note 11. Rental commitments under non-cancelable operating leases having an original term of one year or more at February 29, 2012, are as follows:

Fiscal year ending	Stockholder Affiliates	Others	Total
2013	$1,448	$24,700	$26,148
2014	1,448	24,554	26,002
2015	1,448	24,493	25,941
2016	681	20,727	21,408
2017	55	12,918	12,973
Thereafter	—	19,667	19,667

	$5,080	$127,059	$132,139

The Company maintains several leases on a month-to-month basis. Total rent expense for the fiscal years 2012, 2011, and 2010 was $29,200, $21,500 and $25,000, respectively, including Stockholder Affiliates rent expense of $7,500, $9,700, and $11,900, respectively.

Subsequent to February 29, 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October 1, 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3,500 to an affiliate related to their leases with the lessor.

Aircraft purchase agreements: As of February 29, 2012, the Company entered into an agreement to purchase a Puma aircraft for $1,027, which the Company took delivery of in fiscal year 2013. As of February 29, 2012, the Company had paid a $1,000 deposit towards the purchase of this aircraft.

NOTE 9.	LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank: The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 8 and 11. The majority stockholder, Parent and Company guarantee the Stockholder Affiliate’s debt related to these specific aircraft. During February 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. See Note 1, Management Plans and Liquidity Assessment, Note 2, Subsequent Events, and Notes 4 and 11 for further discussions.

Priority 1 Air Rescue Services (“Priority 1”): In November 2012, Priority 1 brought breach of contract claims against Helicopters related to two subcontracts between Priority 1 and Helicopters. The suit alleges that Helicopters failed to pay invoices for work in the amount of

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

approximately $704. It also claims additional amounts for consequential damages and interest resulting in a total claim of approximately $2,044. Helicopters responded to the complaint in December 2012 and denied the allegations. Management, after consultation with legal counsel, has determined the range of loss to be between $475 and the total claim amount.

Fortis Lease Deutschland GmbH (“Fortis”): In 2011, a third party, Cypress Financial Corporation, purchased two helicopters from Fortis on Helicopters’ behalf and subsequently leased them to the Company. Fortis is demanding payment of approximately 817 euro (approximately $1,078) in damages for the amount of value added tax (VAT) levied on the purchase price of the helicopters plus interest. Management is currently working with Cypress and Fortis to resolve the matter and believes the transaction should be exempt from VAT. Management estimates, based on consultations with legal counsel, a range of potential loss between zero and approximately 1,000 euro (approximately $1,320) prior to any refund of the VAT. Management does not believe there is any direct financial impact relating to this case and has not accrued for any potential loss. However, no assurance may be given regarding the ultimate ability of Helicopters to receive the VAT refund until foreign tax authorities approve and remit the proceeds.

Agusta Westland: In July 2012, Agusta Westland delivered a notice to the Company demanding immediate payment for alleged amounts owed for aircraft parts and technical assistance provided since 2006. Helicopters is in the process of reconciling the amount owed with Agusta and is currently negotiating a payment plan for past due amounts. Helicopters has accrued the amount it believes to be owed at February 29, 2012.

DivLend Equipment Leasing LLC (“DivLend”): On December 7, 2012, DivLend filed a lawsuit for $14,513 against Helicopters and the Parent for failure to make timely payments on helicopter leases and alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was up to date on payments through November 2012. The Company believes this is the only portion of the suit it is liable for and intends to vigorously defend this case.

State of Arizona—Superfund: Helicopters, among others, is a defendant in an environmental investigation relating to two separate Superfund clean-up sites in Arizona. Management is currently monitoring the case as it is in preliminary stages and plans to engage outside counsel with area expertise if the case develops further. The outcome of the lawsuit is unknown, but Helicopters intends to contest the case vigorously. However, no assurance may be given regarding the ultimate outcome of these claims.

Other Matters: Helicopters is involved in various claims and legal proceedings of a nature considered normal to its business. While it is not feasible to predict or determine the financial outcome of each proceeding, management does not believe that the proceedings will result in a material adverse effect on the Company’s financial position, results of operations, or liquidity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 10.	FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little of no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate long-term debt approximates fair value because variable interest rates closely correlate to changes in market conditions. The Company’s fixed-rate debt balances as of February 29, 2012 and February 28, 2011, were $12,100 and $15,500, respectively. The Company believes that the fair value of the fixed-rate debt approximates its carrying value.

Assets and liabilities measured at fair value on a nonrecurring basis (presented below by level of input) include measuring impairment when required for long-lived assets. For the Company, long-lived assets measured at fair value on a nonrecurring basis include fixed assets.

	February 29, 2012
	Fair Value Measurement Using
	Level 1	Level 2	Level 3
Cash and cash equivalents	$174	$—	$—
Restricted investments	—	1,054	—

	$174	$1,054	$—

	February 28, 2011
	Fair Value Measurement Using			Total Impairment
	Level 1	Level 2	Level 3	Losses
Cash and cash equivalents	$127	$—	$—
Rotary wing aircraft(a)	—	—	58,800	$397

	$127	$—	$58,800

(a)	In 2011, certain rotary wing aircraft with a carrying value of $59,200 were written down to their estimated fair value of $58,800. These assets are measured at fair value on a nonrecurring basis.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 11.	RELATED PARTY TRANSACTIONS

Transactions with the Parent: The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. Helicopters recognizes revenue for the Parent’s use of two aircraft for company travel. Flight revenue is recognized for actual flight hours, and support services revenue is recognized for additional amounts incurred. The Company also sold aircraft parts to the Parent during the periods presented.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of Helicopters. The amount incurred for these services was $900, $500, and $500 for fiscal years 2012, 2011 and 2010, respectively, and are included in administrative and operational expenses in the table below. These expenses have been allocated on the basis of headcount or by other measures.

These allocations may not, however, reflect the expense the Company would have incurred as an independent business for the period presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

The Company is also a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. This debt has not been reflected in the Company’s consolidated financial statements as further discussed in Note 4. In addition, the Parent guarantees certain Company non-related party lease payment arrangements (Note 8).

Transactions with Stockholder Affiliates: Helicopters leases several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 on all its aircraft leases, including month-to-month leases, with Stockholder Affiliates. The Company has reflected this free rent as contributed capital, as the contractual lease obligations for this period were forgiven.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The Company has determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is a variable interest entity (VIE). However, the Company does not have the ability to direct the activities of the Stockholder Affiliate, and therefore, the Company is not the primary beneficiary of the Stockholder Affiliate. Accordingly, the Company has not included the Stockholder Affiliate’s results of operations and financial position in the Company’s consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliate under the First and Second Lien Agreements (Note 4). The Company has determined that as of February 29, 2012, its maximum exposure relative to the VIE is as follows:

Guarantee of 1st Source Bank debt on leased assets	$14,330
Accounts receivable	1,615
Refundable deposits	3,456

$19,401

Subsequent to February 29, 2012, as discussed in Notes 1, 2, 4, and 9, this same Stockholder Affiliate is in default on installment payments to 1st Source Bank of approximately $10,100 (balance as of the date of default in February 2013), which the Company guarantees. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and other assets will be fully collectible or realized.

Parent Investment in the Company: Management believes it is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of Helicopters.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

All significant intercompany transactions between the Parent and Helicopters have been included in these consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statements of cash flows as a financing activity and in the consolidated statements of stockholder’s equity.

	2012
	Parent		Stockholder Affiliates
As of:
Current:
Accounts receivable	$		$1,615
Deposits			2,369
Non-current:
Deposits			1,087
For the year ended:
Revenues from flight and support services		$(3,267)	$—
Administrative and operational expenses and benefits		28,339	—
Lease and rental payments		—	7,500

Total		25,072	$7,500

Net cash transferred		(39,280)

Net transfer to Parent		$(14,208)

Contributed capital for free rent periods			$1,576

	2011
	Parent	Stockholder Affiliates
As of:
Current:
Accounts receivable	$—	$102
Deposits	—	3,145
Accounts payable	—	(24)
For the year ended:
Revenues from flight and support services	$(3,300)	$—
Administrative and operational expenses and benefits	17,179
Lease and rental payments		9,700

Total	13,879	$9,700

Net cash transferred	(15,155)

Net transfer to Parent	$(1,276)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

	2010
	Parent	Stockholder Affiliates
For the year ended:
Revenues from flight and support services	$(1,974)
Administrative and operational expenses and benefits	20,735
Lease and rental payments		$11,900

Total	18,761	$11,900

Net cash transferred	(21,433)

Net transfer to Parent	$(2,672)